Exhibit 99.1

For Release
October 30, 2006
1:00 p.m. PST

Contact:

Mike Holtzman

SVP, Finance and Chief Financial Officer

(818) 878-7900

On Assignment, Inc. Reports 2006 Third Quarter Results

Record Quarterly Revenues up 15% Year over Year

Operating Income up 123%

EPS of $0.10

Full-year estimates raised

Calabasas, CA, October 30, 2006 — On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare, Medical Financial and Allied and Health Information Services, reported record revenues for the quarter ended September 30, 2006 of $75,678,000.  Net income for the quarter was $2,699,000, or $0.10 per share, and earnings before interest, taxes, depreciation and amortization (EBITDA) were $4,863,000, which includes $861,000, or $0.02 per share, of FAS 123R expense.

THIRD QUARTER HIGHLIGHTS

•                  Revenues for the quarter were up 14.7% year over year to $75,678,000, a record for the Company and the highest level since the previous record in the third quarter of 2002. Excluding revenues in the third quarter of 2005 of $1,576,000 derived from staffing hospitals experiencing labor disruptions, revenues for the quarter were up 17.6%.

•                  Selling, General and Administrative (SG&A) expenses were $17,266,000, or 22.8% of total revenues. Excluding FAS 123R expense of $861,000, SG&A was $16,405,000, or 21.7% of total revenues.

•                  Operating income was $3,514,000, an increase of $1,938,000, up 123% from the third quarter of 2005.

•                  Adjusted EBITDA, which excludes FAS 123R expense of $861,000, was $5,724,000, or 7.6% of total revenues.

•                  Cash, cash equivalents and restricted cash totaled $35,572,000 at September 30, 2006, up $1,783,000 from the preceding quarter.

For the quarter ended September 30, 2006, consolidated revenues were $75,678,000, an increase of 14.7% compared to $65,951,000 in the same period of 2005.  Lab Support revenues were $30,588,000, up 14.9% compared to $26,615,000 in the same period of 2005.  Healthcare Staffing revenues, which include our Nurse Travel, Medical Financial and Allied and Health Information Services (MF&A) lines of business, were $45,090,000, up 14.6% compared to $39,336,000 in the same period of 2005.  Nurse Travel revenues were $32,000,000, up 13.3% compared to $28,251,000 in the same period of 2005.  Excluding revenues in the third quarter of 2005 of $1,576,000 derived from staffing hospitals experiencing labor disruptions, Nurse Travel revenues were up 20.0%. MF&A revenues were $13,090,000, up 18.1% compared with $11,085,000 in the same period of 2005.

Operating income for the quarter ended September 30, 2006 was $3,514,000, which includes $861,000 of FAS 123R expense, compared to $1,576,000 in the third quarter of 2005.  EBITDA for the quarter was $4,863,000, including FAS 123R expense, an improvement of $1,528,000 over the year-ago quarter. Net income for the quarter ended September 30, 2006 was $2,699,000, or $0.10 per share, including $861,000, or $0.02 per share, of FAS 123R expense, compared to net income of $1,808,000, or $0.07 per share, for the quarter ended September 30, 2005.  Operating income, net income and EBITDA in the prior year’s period included expenses related to stock-based compensation expense of $167,000, or $0.00 per share.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased to report our record quarterly revenues with strong revenue growth.  Our continuing focus on maintaining high gross margins and controlling our SG&A expenses allowed us to increase our operating income 123.0% year over year and 33.9% sequentially.  Adjusted EBITDA, which excludes FAS 123R expense, was 7.6% of total revenues, up from 5.3% in the year ago period and above our previously stated goal of 7.0%.”

Dameris concluded, “Based on our third quarter results, continued strong demand in all of our divisions and on the momentum that we’re experiencing in the fourth quarter, we are raising our full-year revenue and EPS estimates for the third time this year.”

Mike Holtzman, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our third quarter gross margins in the Lab Support, Nurse Travel and MF&A lines of business were 32.7%, 20.3% and 32.8%, respectively.  Consolidated gross margin of 27.5% was up approximately 30 bps year over.

“We ended the quarter with $35.6 million in cash, cash equivalents and restricted cash.  Our working capital was $57.8 million, up from $53.6 million in the preceding quarter.  Cash provided by operations was $2.6 million and capital expenditures were $0.8 million.”

Holtzman continued, “Based on the strength of revenues in the first three weeks of the fourth quarter and on seasonal factors, which historically have impacted the number of employees working and the number of days worked during the fourth quarter, we currently project revenues of $72.5 to $74.0 million for the quarter ending December 31, 2006.  We are projecting consolidated gross margin of 26.3% to 26.5%, which includes the impact of higher holiday and incentive pay for our traveling nurses, and SG&A of $16.4 to $16.7 million, including depreciation and amortization of $1.4 million and excluding approximately $820,000 of FAS 123R expense. We project earnings per share of $0.04 to $0.07, net of approximately $0.02 per share of FAS 123R expense and an effective tax rate of 30.0%.   Our quarterly guidance above and full-year guidance that follows exclude the potential impact of any adjustments to the valuation allowance currently recorded against our net deferred tax assets due to our continued level of profitability.”

Holtzman concluded, “Based on the fourth quarter guidance and assuming no loss of major clients at Nurse Travel, for the year ending December 31, 2006 we now project revenues of $283.5 to $285.0 million, (up from previous guidance of $279 to $282 million), which represents growth of 19.2% to 19.8% over 2005.  We project average gross margin for the year of approximately 26.8% to 26.9%, SG&A of $65.3 to $65.5 million, excluding approximately $2.7 million of FAS 123R expense, and earnings per share of $0.22 to $0.25, net of approximately $0.08 per share in FAS 123R expense.”

On Assignment will hold its quarterly conference call to discuss its 2006 third quarter financial results tomorrow, Tuesday, October 31, 2006 at 10:30 a.m. EST.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 with the access code 8115021, ten minutes before the call.  A replay of the conference call can be accessed from approximately 11:30 a.m. EST on, Tuesday, October 31, 2006 through Friday, November 10, 2006 by dialing (800) 642-1687 or (706) 645-9291 with the access code 8115021.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial & Health Information Services.  The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, the Netherlands and Belgium.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization and impairment of goodwill and identifiable intangible assets), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward looking statements include statements regarding the Company’s anticipated financial and operating performance in 2006.  All statements in this release, other than those setting forth strictly historical information, are forward looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Nine Months Ended
	September 30, 2006	September 30, 2005	June 30, 2006	September 30, 2006	September 30, 2005

Revenues	$75,678	$65,951	$68,636	$211,037	$173,155
Cost of Services	54,898	48,010	49,368	154,005	126,910
Gross Profit	20,780	17,941	19,268	57,032	46,245
Selling, General and Administrative Expenses	17,266	16,365	16,644	50,696	47,895
Operating Income (Loss)	3,514	1,576	2,624	6,336	(1,650)
Interest Income	325	113	256	815	454
Pre-tax Income (Loss)	3,839	1,689	2,880	7,151	(1,196)
Income Tax Expense (Benefit)	1,140	(119)	966	2,236	(279)
Net Income (Loss)	$2,699	$1,808	$1,914	$4,915	$(917)

Diluted Earnings (Loss) Per Share	$0.10	$0.07	$0.07	$0.18	$(0.04)
Weighted Average Common and Common Equivalent Shares Outstanding	26,869	26,085	26,974	26,752	25,368

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Nine Months Ended
	September 30, 2006	September 30, 2005	June 30, 2006	September 30, 2006	September 30, 2005
Revenues:
Lab Support Segment	$30,588	$26,615	$29,070	$86,116	$72,382

Nurse Travel	32,000	28,251	26,934	87,616	71,959
Medical Financial and Allied	13,090	11,085	12,632	37,305	28,814
Healthcare Segment	45,090	39,336	39,566	124,921	100,773
Total	$75,678	$65,951	$68,636	$211,037	$173,155

Gross Profit:
Lab Support Segment	$9,988	$8,587	$9,723	$27,786	$23,164

Nurse Travel	6,505	5,820	5,565	17,855	14,544
Medical Financial and Allied	4,287	3,534	3,980	11,391	8,537
Healthcare Segment	10,792	9,354	9,545	29,246	23,081
Total	$20,780	$17,941	$19,268	$57,032	$46,245

Selected Cash Flow Information:
Cash provided by (used for) Operations	$2,646	$(1,149)	$6,885	$12,001	$3,369
Capital Expenditures	800	951	658	3,054	3,093

(Unaudited)

(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE TO

NON-GAAP EBITDA

	Quarter Ended
	September 30, 2006	September 30, 2005	June 30, 2006
Net Income	$2,699	$1,808	$1,914
Interest Income	(325)	(113)	(256)
Income Tax Expense (Benefit)	1,140	(119)	966
Depreciation	1,106	1,478	1,033
Amortization of Intangibles	243	281	237
EBITDA	$4,863	$3,335	$3,894
Stock-Based Compensation	861	167	555
Adjusted EBITDA	$5,724	$3,502	$4,449

Weighted Average Common and Common Equivalent Shares Outstanding	26,869	26,085	26,974

(Unaudited)

(In thousands of dollars)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	September 30, 2006	September 30, 2005	June 30, 2006
Cash, Cash Equivalents, Restricted Cash and Marketable Securities	$35,572	$25,303	$33,789
Accounts Receivable, net	41,291	35,016	35,084
Working Capital	57,788	44,769	53,630
Total Assets	107,974	93,981	100,819
Current Liabilities	21,439	19,142	18,140
Long-term Liabilities	622	110	476
Stockholders Equity	85,913	74,729	82,203